CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Epsilon Sector-Balanced Fund, a series of Northern Lights Fund Trust II, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

August 24, 2017